Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
EVEREST CONSOLIDATOR ACQUISITION CORPORATION

Everest Consolidator Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            The name of the corporation is Everest Consolidator Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on March 8, 2021, under the name of Everest Consolidator Acquisition Corporation.

2.            The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 8, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 23, 2021.

3.            The Amended and Restated Certificate of Incorporation was further amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on August 24, 2023.

4.            The Amended and Restated Certificate of Incorporation was further amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on February 26, 2024.

5.            The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“In the event that the Corporation has not completed an initial Business Combination by August 28, 2024, the Board may extend the period of time to consummate an initial Business Combination by three additional one month periods, up to November 23, 2024 (the latest such date being referred to as the “Termination Date”); provided that, in each case, the Corporation (or its affiliates or designees), after providing five business days advance notice prior to the date that the period of time would otherwise expire, has deposited into the Trust Account the lesser of (a) $150,000 and (b) $0.030 per share (the “Extension Payment”) for each then-outstanding share of the Corporation’s Class A Common Stock issued in the Offering. The gross proceeds from such Extension Payments will be added to the proceeds from the Offering held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this clause (d). In the event that the Corporation has not consummated an initial Business Combination by or before the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, if any, and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.”

6.            That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 28th day of August, 2024.

/s/ Adam Dooley
Adam Dooley
Chief Executive Officer